Exhibit 10.5

Execution Copy

FOURTH AMENDMENT AGREEMENT

This Fourth Amendment Agreement (this “Agreement” or the “Fourth Amendment”) is entered into as of the 8th day of October, 2010 by and among UNITIL CORPORATION, a New Hampshire corporation (the “Borrower”), each lender whose name appears on the signature page hereof (collectively the “Lenders” and each individually a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and a Lender.

W I T N E S S E T H

WHEREAS, the Lenders and the Borrower entered into a certain Credit Agreement dated as of November 26, 2008, as amended and modified (the “Credit Agreement”), establishing a line of credit in favor of the Borrower in the principal amount of up to Eighty Million Dollars ($80,000,000) (capitalized terms used but not defined herein shall have the meanings as set forth in the Credit Agreement);

WHEREAS, the Borrower and the Lenders amended the Credit Agreement and Loan Documents on January 2, 2009 to, among other things, (i) increase the amount of the Aggregate Commitments to $60,000,000; (ii) amend certain fee provisions; and (iii) amend the Loan Documents in certain other respects;

WHEREAS, the Borrower and the Lenders further amended the Credit Agreement and Loan Documents on March 16, 2009 to (i) increase the amount of the Aggregate Commitments to $80,000,000; (ii) change the Applicable Percentages of each Lender; (iii) amend the Applicable Margin; and (iv) amend certain fee provisions;

WHEREAS, the Borrower and the Lenders further amended the Credit Agreement and Loan Documents on October 13, 2009 to (i) renew the Credit Agreement and provide for a new maturity date; (ii) amend the Applicable Margin; (iii) amend certain fee provisions; (iv) remove references to the Borrower’s Equity Injection and the acquisition of the Targets; and (v) amend the Loan Documents in certain other respects; and

WHEREAS, the Borrower and the Lenders desire to amend the Credit Agreement and Loan Documents in order to (i) renew the Credit Agreement and provide for a new maturity date; (ii) provide for a Base Rate interest rate option under the Credit Agreement; (iii) reflect letter of credit availability under the Credit Agreement; (iv) amend certain fee provisions; (v) modify certain financial reporting requirements; and (vi) amend the Loan Documents in certain other respects.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements therein contained, the receipt and adequacy of which are hereby acknowledged, the parties covenant, stipulate and agree as follows:

1.    Representations and Warranties of the Borrower. As of the Amendment Date (as hereinafter defined), the Borrower represents and warrants to the Lenders as follows:

(A)    The representations and warranties of the Borrower made in the Loan Documents are true and accurate and are hereby reaffirmed as of the date hereof, subject to such materiality qualifiers as may be included in such representations and warranties, and save for representations and warranties made as of a specified date, which were true and correct as of such date and except, in each case, as and to the extent any of the foregoing may relate directly or indirectly to the acquisition of the Targets.

(B)    No Event of Default has occurred and is continuing.

(C)    This Agreement will constitute a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally).

2.    Amendments to Credit Agreement. Effective as of the Amendment Date, the Credit Agreement shall be amended as follows:

(a)    The first paragraph of the Credit Agreement is amended by inserting the phrase “, L/C Issuer” immediately after the phrase “Administrative Agent”.

(b)    The defined term “Applicable Margin” in Section 1.01 is amended by adding the following at the end thereof: “, and with respect to Base Rate Loans, a per annum rate equal to 1.0%”.

(c)    The defined term “Applicable Percentage” in Section 1.01 shall be deleted in its entirety and replaced by the following:

““Applicable Percentage” means, at any time, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, without giving effect to any subsequent assignments. The Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.”

(d)    The defined term “Availability Period” in Section 1.01 shall be deleted in its entirety and replaced by the following:

““Availability Period” means the period from and including the Closing Date to the earliest of (a) the Scheduled Termination Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.”

(e)    The defined term “Committed Borrowing” in Section 1.01 is amended by inserting the phrase “of the same Type, and in the case of Eurodollar Rate Loans,” immediately after phrase “Committed Loans”.

(f)    The defined term “Commitment” in Section 1.01 is amended by adding the phrase “and purchase participations in L/C Obligations” immediately after the phrase “to make Committed Loans to Borrower pursuant to Section 2.01”.

(g)    The defined term “Credit Extension” in Section 1.01 shall be deleted in its entirety and replaced by the following:

““Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.”

(h)    The defined term “Defaulting Lender” in Section 1.01 is amended by adding the phrase “or participations in L/C Obligations” immediately after the phrase “Committed Loans” in subparagraph (a).

(i)    The defined term “Excluded Taxes” in Section 1.01 is amended by adding the phrase “, the L/C Issuer” after the phrase “any Lender” in the first line thereof.

(j)    [Reserved]

(k)    Paragraph (a) of the defined term “Interest Payment Date” in Section 1.01 is deleted and replaced by the following: “(a) for each Floating Rate Loan and each Base Rate Loan, the first calendar day of each month and the Scheduled Termination Date,”.

(l)    Paragraph (a) of the defined term “Interest Period” in Section 1.01 is deleted and replaced by “(a) Intentionally Omitted”.

(m)    The defined term “Interest Rate Election” (and corresponding definition of Section 1.01) is hereby deleted in its entirety and all references to the term “Interest Rate Election” in the Credit Agreement and the other Loan Documents are hereby replaced in their entirety by references to the term “Eurodollar Rate Interest Rate Election”.

(n)    The defined term “Loan Parties” in Section 1.01 is amended by adding the phrase “, the L/C Issuer” immediately after the phrase “other than Agent”.

(o)    The defined term “Maturity Date” (and corresponding definition in Section 1.01) is hereby deleted in its entirety and all references to the term “Maturity Date” in the Credit Agreement and the other Loan Documents are hereby replaced in their entirety by references to the term “Scheduled Termination Date”.

(p)    The defined term “Outstanding Amount” in Section 1.01 is deleted in its entirety and replaced by the following:

““Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.”

(q)    The defined term “Request for Credit Extension” in Section 1.01 is amended by adding the following at the end thereof: “, and with respect to an L/C Credit Extension, an L/C Application”.

(r)    The defined term “Required Lenders” in Section 1.01 is deleted in its entirety and replaced by the following:

““Required Lenders” means, as of any date of determination, Lenders having more than 66.67% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 66.67% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.”

(s)    The defined term “Total Outstandings” in Section 1.01 is amended by adding the phrase “and all L/C Obligations” at the end of said defined term.

(t)    Section 1.01 is amended by adding the following additional defined terms:

“Amendment Date” means October 8, 2010.

“Base Rate” means for any day a rate per annum equal to the higher of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, or (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Interest Rate Election” has the meaning specified in Section 2.03(c).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Cash Collateralize” has the meaning set forth in Section 2.04(g).

“Eurodollar Rate Interest Rate Election” has the meaning specified in Section 2.03(b).

“Floating Rate Interest Rate Election” has the meaning specified in Section 2.03(a).

“Hedge-related L/C Obligations” means the aggregate stated amount of Letters of Credit issued in support of obligations under any swap, forward, future or derivative transaction or option agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any combination of these transactions, excluding however, any such transactions and agreements entered into in the ordinary course of business by the Borrower (or the applicable Subsidiary) in connection with the physical delivery of its regulated purchased electricity and natural gas supply.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer in connection with such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is three hundred sixty days after the Scheduled Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.04(i).

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $25,000,000. The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit “at sight” or a standby letter of credit.

“Scheduled Termination Date” means the date that is three (3) years (as such period may be extended pursuant to Section 2.08 hereof) after the Amendment Date (as such period may be extended pursuant to Section 2.08 hereof); provided however that if such date is not a Business Day, the Scheduled Termination Date shall be the immediately preceding Business Day.”

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Floating Rate Loan or a Eurodollar Rate Loan.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

(u)    The Credit Agreement is amended by adding the following new Section 1.06 after the end of Section 1.05:

“1.06    Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.”

(v)	Section 2.01 is deleted in its entirety and replaced with the following:

“2.01    Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans, Floating Rate Loans or Eurodollar Rate Loans, as further provided herein.

Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $20,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of four such requests (the “Additional Commitments”). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than fifteen Business Days from the date of delivery of such notice to the Lenders). The Additional Commitments must be on terms and conditions acceptable to the Borrower, the Administrative Agent and the Lenders. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. No Lender shall be obligated to provide Additional Commitments unless it so agrees. To achieve the full amount of a requested increase (if the Lenders were unwilling to do so) and subject to the consent of the Administrative Agent and the L/C Issuer (which consents shall not be unreasonably withheld or delayed) with respect to any such additional invitee that is not an Affiliate of a Lender, the Borrower may also invite additional Eligible Assignees (provided they are also a Bank, as defined below) to become Lenders (the “Additional Lender”) pursuant to a joinder or amendment agreement in form and substance satisfactory to the Administrative Agent and its counsel. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. The Additional Commitment shall become a Commitment under this Agreement pursuant to an amendment (an “Additional Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and the Agent and, as appropriate, the Lenders and the Additional Lender if they are participating in the Additional Commitment. The Additional Loan Amendment, without the consent of any other Lenders (if they are not participating in the Additional Commitment) or the L/C Issuer, may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower to effect the provisions of this paragraph; provided, however, if any other term or condition of the Loan Documents changes other than the Additional Commitment and an Additional Lender, then all such Lenders must consent to such terms and conditions and execute the Additional Loan Agreement in order for it to be effective. On any date on which the Additional Loan Commitment becomes effective, each Additional Lender shall become a Lender hereunder with respect to its Additional Commitment and the Loans made by such Additional Lender shall constitute a Loan for all purposes of the Loan Documents. With respect to the subject matter hereof, this paragraph shall supersede any provision in Section 10.01 to the contrary. “Bank” for purposes of this Section means an entity (or a domestic branch of such entity) which holds a banking license and is chartered by a Governmental Authority to do some or all of the following: receive demand deposits and time deposits, honor instruments drawn on them, and pay interest on them; discount notes, make loans, collect checks, drafts, and notes; certify depositor’s checks; and issues drafts and cashier’s checks.”

(w)    Section 2.02(a) is deleted in its entirety and replaced with the following:

“2.02    Borrowings and Continuations of Committed Loans.

(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone. Each such notice must be received by Agent not later than 11:00 a.m. (i) in the case of a Borrowing of, conversion to or continuation of Eurodollar Rate Loans, three Business Days prior to the requested date of any such Borrowing or continuation thereof, or (ii) in the case of a Borrowing of or conversion to Floating Rate Loans and Base Rate Loans on the requested date of any such Borrowing. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower, which written delivery may be made electronically pursuant to Section 10.02(b).

Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans only shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; Borrowings of or continuations of Floating Rate Loans and Base Rate Loans shall be in minimum principal amounts of $75,000 provided however, that daily increases or decreases in the principal amount of the Floating Rate Loan and the Base Rate Loan shall not be in increments of less than $75,000. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to another or a continuation of Committed Loans, (ii) the requested date of the Borrowing, conversion, or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to give a timely notice requesting a continuation, then the applicable Committed Loans shall be made as, or converted to, Floating Rate Loans. Any such automatic conversion to Floating Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.”

(x)    Section 2.02(c) is amended by deleting the phrase “Committed Loan” which appears twice in the first sentence thereof and replacing it with “Eurodollar Rate Loan”.

(y)    Section 2.02(d) is amended by deleting the phrase “such Committed Loan” and replacing it with “Eurodollar Rate Loans”.

(z)    Section 2.03(a) is amended by adding the following after the first sentence in Section 2.03(a)(i): “The Borrower may by written notice to the Agent request a Floating Rate election with respect to an Outstanding Amount of Committed Loans that will bear interest from the date specified in such request at the Floating Rate (each, a “Floating Rate Interest Rate Election”) until such time as the Borrower shall request a Base Rate Interest Rate Election or a Eurodollar Rate Interest Rate Election with respect to such Committed Loans (or any portion thereof, as the case may be).”

(aa)    The following shall be inserted as a new Section 2.03(c) and the existing Sections 2.03(c), (d), and (e) shall be renumbered Sections 2.03(d), (e) and (f):

“(c)    Base Rate Interest Rate Elections. Subject to the conditions in this Agreement, Borrower may by written notice to Agent request a Base Rate election, with respect to an Outstanding Amount of Committed Loans that will bear interest from the date specified in such request at the Base Rate plus the Applicable Margin (each, a “Base Rate Interest Rate Election”) until such time as Borrower shall request an Floating Rate Interest Rate Election or Eurodollar Rate Interest Rate Election with respect to such Committed Loans (or any portion thereof, as the case may be).”

(bb)    The following shall be inserted as a new Section 2.04 to the Credit Agreement:

“2.04    Letters of Credit. (a) The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the Availability Period, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder in accordance with subsection (c) below; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for an L/C Credit Extension shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence and Section 7.09. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)    The L/C Issuer shall not issue any Letter of Credit, if:

(A)    subject to Section 2.04(b)(iv), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur 360 days after the Scheduled Termination Date, unless all the Lenders have approved such expiry date.

(iii)    The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Amendment Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Amendment Date and which the L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)    except as otherwise agreed by Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(D)    such Letter of Credit is to be denominated in a currency other than Dollars;

(E)    a default of any Lender’s obligations to fund under Section 2.04(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(F)    unless specifically provided for in this Agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder that is not in form and substance reasonably acceptable to the L/C Issuer and the Agent.

(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by the L/C Issuer and Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, Borrower shall furnish to the L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may require.

(ii)    Promptly after receipt of any L/C Application at the address set forth in Section 10.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and Agent a true and complete copy of such Letter of Credit or amendment.

(iv)    If Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its reasonable discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than that date permitted under Section 2.04(a)(ii); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from Agent that the Required Lenders have elected not to permit such extension or (2) from Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Committed Borrowing of Floating Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Floating Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount. Agent shall remit the funds so received to the L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Floating Rate Loans as provided in this paragraph (c) for any reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate from the date of such L/C Borrowing until (but excluding) the date such L/C Borrowing shall be repaid or refinanced by a Committed Borrowing of Floating Rate Loans as provided in this paragraph (c). In such event, each Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section

2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)    Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)    Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Committed Loan Notice). Subject to the qualifications in Sections 2.04(e) and (f), no such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC/ Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Agent.

(ii)    If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Cash Collateral. Upon the request of Agent, (i) if an Event of Default has occurred and is continuing and the Agent has so requested pursuant to Section 8.02(c), or (ii) if, as of the Scheduled Termination Date, any L/C Obligation for any reason remains outstanding, then Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of the

L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to Agent and the L/C Issuer (which documents are hereby consented to by Lenders). Derivatives of such term used herein have corresponding meanings. Borrower hereby grants to Agent, for the benefit of the L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(i)    L/C Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage an L/C fee (the “L/C Fee”) 1.625% per annum times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. L/C Fees shall be (i) due and payable on the first Business Day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand and (ii) computed on a monthly basis in arrears. Notwithstanding anything to the contrary contained herein, if at any time (and only for so long as) interest is accruing on any Committed Borrowing at the Default Rate, upon the request of the Required Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit at the rate of 10 basis points of the face amount of such Letter of Credit, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum equal to 10 basis points of the face amount of the Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard, reasonable costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect. Such individual customary fees and standard, reasonable costs and charges are due and payable on demand and are nonrefundable.

(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(l)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.”

(cc)    Section 2.05(a) is amended by inserting the phrase “or Base Rate Loans” immediately after the phrase “Floating Rate Loans”.

(dd)    Section 2.05(c) is deleted in its entirety and replacing with the following:

“(c)    If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.”

(ee)    Section 2.06 is amended by adding the following subparagraph (iv) to the end of the first sentence: “, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the L/C Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.”

(ff)    Section 2.08 is deleted in its entirety and replaced with the following:

“2.08    Extensions of Scheduled Termination Date. Borrower may request up to two one year extensions of the Scheduled Termination Date by providing the Agent with written notice of such request at least three (3) months prior to the applicable Scheduled Termination Date. Any such extension agreed to by the Agent, the L/C Issuer and the Lenders shall be effected pursuant to a written amendment to this Agreement and, as appropriate, the other Loan Documents, necessary or appropriate in the reasonable opinion of the Agent and the Borrower to effect the provisions of this paragraph and signed by the Borrower, the Agent, the L/C Issuer and the Lenders; provided that (i) each Lender’s approval of any such extension shall be subject to each Lender’s reasonable satisfaction with the terms, conditions and documentation therefor, and (ii) as provided in Section 2.09(c), if the Scheduled Termination Date is extended prior to the second (2nd)

anniversary of the Amendment Date and with the same Lenders party to this Agreement on the Amendment Date as parties thereto, a portion of the Lenders’ upfront fee paid pursuant to Section 2.09(c) may be credited against the fees (if any) payable to the Agent, the L/C Issuer or any Lenders in connection with any such extension (as mutually agreed by the Borrower, the Agent, the L/C Issuer and the Lenders at the time of such extension).”

(gg)    The first sentence of Section 2.09(a) is deleted and replaced with:

“Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to thirty (30) basis points per annum times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations.”

(hh)    Sections 2.09(b) and (c) are deleted in their entirety and replaced with the following:

“(b)    Agent’s Fees. Borrower shall pay to Agent for Agent’s own account, the arrangement fee and agent’s fee in the amounts and at the times respectively specified in the letter agreement, dated September 10, 2010 (the “Agent Fee Letter”), between Borrower and Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c)    Lenders’ Upfront Fee. On the Amendment Date, Borrower shall pay to Agent, for the account of each Lender in accordance with their respective Applicable Percentages, an upfront fee in an amount equal to $280,000. Such upfront fees are for the credit facilities committed by Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever. Notwithstanding the foregoing or any other provision hereof to the contrary, if the Scheduled Termination Date is extended prior to the (2nd) second anniversary of the Amendment Date and with the same Lenders party to this Agreement on the Amendment Date as parties thereto, then a portion (allocated pro rata among such Lenders) of the Lenders’ upfront fee paid pursuant to Section 2.09(c) may be credited against the fees (if any) payable to the Agent, the L/C Issuer or any Lender in connection with any such extension (as mutually agreed by the Borrower, the Agent, the L/C Issuer and the Lenders at the time of such extension).”

(ii)    Section 2.13 is deleted in its entirety and replaced with the following:

“2.13    Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.”

(jj)    Section 3.04 is deleted in its entirety and replaced with the following:

“3.04    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)    subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).”

(kk)    Section 4.01 is amended by inserting the phrase “the L/C Issuer and” in the first line thereof immediately after “The obligation of”.

(ll)    Section 4.02(a) is amended by inserting the phrase “in all material respects (unless qualified as to materiality, in which case, such representations and warranties are true and correct)” immediately prior to the phrase “on or as of the date of such Credit Extension” appearing in the third line thereof.

(mm)    Section 4.02(c) is amended by inserting the phrase “and, if applicable, the L/C Issuer” immediately after the word “Agent”.

(nn)    The first sentence of Article VI and Article VII are amended by inserting the phrase “, or any Letter of Credit shall remain outstanding” immediately after the phrase “remain unpaid or unsatisfied”.

(oo)    Section 6.01 is amended by adding the following paragraphs (c), (d) and (e) at the end thereof:

“(c)    as soon as available, but in any event within sixty (60) days after the end of each fiscal year of Borrower, forecasts prepared by management of Borrower, in form satisfactory to Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations of Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

(d)    Borrower agrees to disclose the Scheduled Maturity Date of the Credit Agreement in its Form 10-K’s, Form 10-Q’s and other public filings in the notes to its financial statements.

(e)    concurrently with the financial statements referred to in Sections 6.01(a) and (b), a compliance certificate signed by the Borrower in form and substance acceptable to the Bank certifying that the Outstanding Amount of Hedge-related L/C Obligations do not exceed $5,000,000.”

(pp)    Section 6.12 is amended by adding the following to the end of the second sentence: “, provided that, for purposes of clarity, Funded Debt shall not be deemed to include any Indebtedness under the Loan Documents”.

(qq)    The following Section 7.09 is hereby added to the end of Article VII:

“7.09    Letters of Credit for Hedging. The Outstanding Amount of the Hedge-Related L/C Obligations shall not at any time exceed $5,000,000.”

(rr)    Section 8.01(h) is hereby amended by deleting the following text therein:

“There is entered against Borrower or any Subsidiary one or more final judgments for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $12,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage), or”;

And replacing it with the following text in its entirety:

“There is entered against Borrower or any Subsidiary (i) during any fiscal year, one or more final judgments for the payment of money in an aggregate amount (as to all such judgments or orders during such fiscal year) exceeding $12,000,000 (to the extent not covered by independent third party insurance as to which the insurer has not disputed coverage with respect to the related claim(s) thereunder), or”.

(ss)    Section 8.02(a) is amended by inserting the phrase “and any obligation of the L/C Issuer to make L/C Extensions” immediately after the phrase “to make Loans”.

(tt)    Section 8.02(c) and the last paragraph of Section 8.02 are deleted in their entirety and replaced with the following:

“(c)    require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.”

(uu)    Section 8.03 is deleted in its entirety and replaced by the following:

“8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, charges and disbursements of counsel to Agent (including reasonable and documented fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to Lenders and the L/C Issuer (including reasonable and documented fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (in an amount equal to such aggregate undrawn amount); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied as set forth under paragraph “Last” immediately above.

(vv)    Section 9.01 is amended by inserting the phrase “and the L/C Issuer” after the phrase “the Lenders” appearing in the first and second sentences thereof.

(ww)    Sections 9.04, 9.06, 9.07, 9.08 and 9.09 are deleted in their entirety and replaced with the following:

“9.04    Reliance by Administrative Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.”

“9.06    Resignation of Agent. Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07    Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or the L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of

Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 10.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.”

(xx)    Section 10.01(d) is amended by inserting the phrase “or any L/C Borrowing” immediately after the phrase “any Loan”.

(yy)    Section 10.02(a)(i) is amended by inserting the phrase “, the L/C Issuer” immediately after the phrase “the Borrower”.

(zz)    Sections 10.02(b), (c), (d) and (e) and Sections 10.03, 10.04, 10.05, 10.06 and 10.07 are deleted in their entirety and replaced with the following:

“(b)    Electronic Communications. Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS

MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of Borrower, Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Agent and the L/C Issuer. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Agent: L/C Issuer and Lenders. Agent, the L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies: Enforcement. No failure by any Lender, the L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 8.02 for the benefit of all Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by Borrower. Borrower shall indemnify Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section shall survive the resignation of Agent, the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent, the L/C Issuer or any Lender, or Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent, the L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;

(B)    the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, or an Affiliate of such Lender; and

(C)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.

(v)    No Assignment to Borrower. No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any)

to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Deemed Consent of Borrower. If the consent of Borrower to an assignment to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.06(b)(i)(B)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

(h)    Resignation as L/C Issuer. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer hereunder acceptable to Borrower; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality. Each of Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.”

(aaa)    The cover page of the Credit Agreement is hereby amended by inserting the following in the upper right hand corner thereof:

“Published CUSIP Number:	DEAL:	91326CAA7
	REVOLVING CREDIT:	91326CAB5.”

3.    Conditions Precedent. This Agreement shall become effective on the date on which the following conditions precedent are satisfied:

(A)    The Borrower shall execute and deliver this Agreement and the Allonges in the form attached hereto as Exhibit A to the Lenders.

(B)    The Borrower shall have executed and/or delivered all of those documents and other matters set forth on the Closing Agenda attached hereto as Exhibit B.

(C)    The Agent shall have received payment of the agent’s fees and upfront fees then due from the Borrower under Sections 2.09(b) and (c) of the Credit Agreement (as in effect following the effectiveness of this Agreement).

4.    Loan Documents. This Agreement shall be included in the definition of “Loan Documents” in the Credit Agreement.

5.    Future References. All references to the Loan Documents shall hereinafter refer to such documents as amended by this Agreement.

6.    Continuing Effect; Acknowledgement. The provisions of the Credit Agreement, as modified herein, shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. The parties acknowledge and agree that the all conditions set forth in Section 4.01 have been and remain satisfied.

7.    General.

(A)    The Borrower shall execute and deliver such additional documents and do such other acts as the Lenders may reasonably require to implement the intent of this Agreement fully.

(B)    The Borrower shall pay all documented third party costs and expenses, including, but not limited to, attorneys’ fees incurred by the Lenders in connection with this Agreement.

(C)    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

Execution Copy

IN WITNESS WHEREOF, the parties have executed this agreement by their duly authorized parties as of the date set forth above.

UNITIL CORPORATION, as Borrower

/s/ Sandra L. Whitney	By:	/s/ Robert G. Schoenberger
Witness	Name:	Robert G. Schoenberger
	Title:	Chairman, Chief Executive Officer and President

/s/ Sandra L. Whitney	By:	/s/ Mark H. Collin
Witness	Name:	Mark H. Collin
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

/s/ Angela Larkin	By:	/s/ George S. Carey
Witness	Name:	George S. Carey
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

/s/ Camille Holton Di Croce	By:	/s/ Kenneth R, Sheldon
Witness	Name:	Kenneth R, Sheldon
	Title:	Senior Vice President

RBS CITIZENS, N.A., as a Lender

/s/ Marcia A. John	By:	/s/ Tara F. Trafton
Witness	Name:	Tara F. Trafton
	Title:	Senior Vice President

TD BANK, N.A., as a Lender

/s/ Sandra L. Trowbridge	By:	/s/ David A. Canedy
Witness	Name:	David A. Canedy
	Title:	Senior Vice President

[Signature Page to Fourth Amendment]

EXHIBIT A

Allonges to Promissory Notes

[Signature Page to Fourth Amendment]

ALLONGE TO AND AMENDMENT OF REVOLVING CREDIT PROMISSORY NOTE

TO

BANK OF AMERICA, N.A.

This Allonge to and Amendment of Revolving Credit Promissory Note is made and entered into as of October 8, 2010 by and between UNITIL CORPORATION, a New Hampshire corporation with a principal place of business at 6 Liberty Lane West, Hampton, New Hampshire 03842 (the “Borrower”) and BANK OF AMERICA, N.A., a national bank organized under the laws of the United States with a place of business at 1155 Elm Street, Manchester, New Hampshire 03101 (the “Lender”).

1.    Reference is made to a certain Revolving Credit Promissory Note dated October 13, 2009, as amended, in the principal sum of Twenty Eight Million Dollars ($28,000,000), given by the Borrower, and payable to the Lender (the “Note”).

2.    For valuable consideration, the Borrower and the Lender hereby mutually agree for themselves and their successors and assigns as set forth herein.

3.    The Note is hereby amended on this date as set forth below which amendments supersede any provisions to the contrary contained in the Note:

(a)	The phrase “no less frequently than every month” appearing in the third paragraph of the Note is hereby deleted and replaced with “no less frequently than every three (3) months.”

(b)	The phrase “October 12, 2010 (the “Maturity Date”)” appearing in the third paragraph of the Note is hereby deleted and replaced with “October 8, 2013 (the “Scheduled Termination Date”)”.

(c)	The Note is hereby generally amended by deleting each reference to “Maturity Date” and replacing it with “Scheduled Termination Date”.

(d)	The fifth paragraph of the Note is hereby deleted and replaced with the following:

“Subject to the terms and conditions of the Credit Agreement, the Borrower shall have the option to elect that sums advanced under this Note shall bear interest (i) at a Floating Rate equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin; (ii) at a rate equal to the Base Rate plus the Applicable Margin; or (iii) for up to five (5) Eurodollar Rate Interest Rate Elections to be in effect at any one time during the term of the Loan, at a rate equal to the one (1), two (2), three (3) or six (6) month Eurodollar Rate, plus the Applicable Margin. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.”

4.    In the event of any inconsistency, between the Note and this Allonge, the provisions contained in this Allonge shall govern.

5.    Expect as specifically modified by this Allonge, all other terms and conditions of the Note shall remain in full force and effect without modification.

6.    This Allonge shall be attached to the Note.

[SIGNATURE PAGE FOLLOWS]

SIGNED as a sealed instrument as of the date first written above.

BORROWER:

WITNESS	UNITIL CORPORATION

By:
Name: Robert G. Schoenberger
Title: Chairman, Chief Executive Officer and President

By:
Name: Mark H. Collin
Title: Senior Vice President, Chief Financial Officer and Treasurer

WITNESS	BANK OF AMERICA, N.A., in its capacity as a Lender and L/C Issuer

By:
Name: Kenneth R. Sheldon
Title: Senior Vice President

Acknowledged:

WITNESS	BANK OF AMERICA, N.A., in its capacity as Administrative Agent

By:
Name: George S. Carey
Title: Assistant Vice President

ALLONGE TO AND AMENDMENT OF REVOLVING CREDIT PROMISSORY NOTE

TO

RBS CITIZENS, N.A.

This Allonge to and Amendment of Revolving Credit Promissory Note is made and entered into as of October 8, 2010 by and between UNITIL CORPORATION, a New Hampshire corporation with a principal place of business at 6 Liberty Lane West, Hampton, New Hampshire 03842 (the “Borrower”) and RBS CITIZENS, NATIONAL ASSOCIATION, a national bank organized under the laws of the United States with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the “Lender”).

1.    Reference is made to a certain Revolving Credit Promissory Note dated October 13, 2009, as amended, in the principal sum of Twenty Seven Million Dollars ($27,000,000), given by the Borrower, and payable to the Lender (the “Note”).

2.    For valuable consideration, the Borrower and the Lender hereby mutually agree for themselves and their successors and assigns as set forth herein.

3.    The Note is hereby amended on this date as set forth below which amendments supersede any provisions to the contrary contained in the Note:

(a)	The phrase “no less frequently than every month” appearing in the third paragraph of the Note is hereby deleted and replaced with “no less frequently than every three (3) months.”

(b)	The phrase “October 12, 2010 (the “Maturity Date”)” appearing in the third paragraph of the Note is hereby deleted and replaced with “October 8, 2013 (the “Scheduled Termination Date”)”.

(c)	The Note is hereby generally amended by deleting each reference to “Maturity Date” and replacing it with “Scheduled Termination Date”.

(d)	The fifth paragraph of the Note is hereby deleted and replaced with the following:

“Subject to the terms and conditions of the Credit Agreement, the Borrower shall have the option to elect that sums advanced under this Note shall bear interest (i) at a Floating Rate equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin; (ii) at a rate equal to the Base Rate plus the Applicable Margin; or (iii) for up to five (5) Eurodollar Rate Interest Rate Elections to be in effect at any one time during the term of the Loan, at a rate equal to the one (1), two (2), three (3) or six (6) month Eurodollar Rate, plus the Applicable Margin. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.”

4.    In the event of any inconsistency, between the Note and this Allonge, the provisions contained in this Allonge shall govern.

5.    Expect as specifically modified by this Allonge, all other terms and conditions of the Note shall remain in full force and effect without modification.

6.    This Allonge shall be attached to the Note.

[SIGNATURE PAGE FOLLOWS]

SIGNED as a sealed instrument as of the date first written above.

BORROWER:

WITNESS	UNITIL CORPORATION

By:
Name: Robert G. Schoenberger
Title: Chairman, Chief Executive Officer and President

By:
Name: Mark H. Collin
Title: Senior Vice President, Chief Financial Officer and Treasurer

WITNESS	RBS CITIZENS, N.A., in its capacity as a Lender

By:
Name: Tara F. Trafton
Title: Senior Vice President

Acknowledged:

WITNESS	BANK OF AMERICA, N.A., in its capacity as Administrative Agent

By:
Name: George S. Carey
Title: Assistant Vice President

ALLONGE TO AND AMENDMENT OF REVOLVING CREDIT PROMISSORY NOTE

TO

TD BANK, N.A.

This Allonge to and Amendment of Revolving Credit Promissory Note is made and entered into as of October 8, 2010 by and between UNITIL CORPORATION, a New Hampshire corporation with a principal place of business at 6 Liberty Lane West, Hampton, New Hampshire 03842 (the “Borrower”) and TD BANK, N.A., a national bank organized under the laws of the United States with a place of business at 300 Franklin Street, Manchester, New Hampshire 03101 (the “Lender”).

1.    Reference is made to a certain Revolving Credit Promissory Note dated October 13, 2009, as amended, in the principal sum of Twenty Five Million Dollars ($25,000,000), given by the Borrower, and payable to the Lender (the “Note”).

2.    For valuable consideration, the Borrower and the Lender hereby mutually agree for themselves and their successors and assigns as set forth herein.

3.    The Note is hereby amended on this date as set forth below which amendments supersede any provisions to the contrary contained in the Note:

(a)	The phrase “no less frequently than every month” appearing in the third paragraph of the Note is hereby deleted and replaced with “no less frequently than every three (3) months.”

(b)	The phrase “October 12, 2010 (the “Maturity Date”)” appearing in the third paragraph of the Note is hereby deleted and replaced with “October 8, 2013 (the “Scheduled Termination Date”)”.

(c)	The Note is hereby generally amended by deleting each reference to “Maturity Date” and replacing it with “Scheduled Termination Date”.

(d)	The fifth paragraph of the Note is hereby deleted and replaced with the following:

“Subject to the terms and conditions of the Credit Agreement, the Borrower shall have the option to elect that sums advanced under this Note shall bear interest (i) at a Floating Rate equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin; (ii) at a rate equal to the Base Rate plus the Applicable Margin; or (iii) for up to five (5) Eurodollar Rate Interest Rate Elections to be in effect at any one time during the term of the Loan, at a rate equal to the one (1), two (2), three (3) or six (6) month Eurodollar Rate, plus the Applicable Margin. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.”

4.    In the event of any inconsistency, between the Note and this Allonge, the provisions contained in this Allonge shall govern.

5.    Expect as specifically modified by this Allonge, all other terms and conditions of the Note shall remain in full force and effect without modification.

6.    This Allonge shall be attached to the Note.

[SIGNATURE PAGE FOLLOWS]

SIGNED as a sealed instrument as of the date first written above.

BORROWER:

WITNESS	UNITIL CORPORATION

By:
Name: Robert G. Schoenberger
Title: Chairman, Chief Executive Officer and President

By:
Name: Mark H. Collin
Title: Senior Vice President, Chief Financial Officer and Treasurer

WITNESS	TD BANK, N.A., in its capacity as a Lender

By:
Name: David A. Canedy
Title: Senior Vice President

Acknowledged:

WITNESS	BANK OF AMERICA, N.A., in its capacity as Administrative Agent

By:
Name: George S. Carey
Title: Assistant Vice President

EXHIBIT B

Closing Agenda

CLOSING AGENDA

Fourth Amendment

to

Commercial Financing

to

UNITIL CORPORATION (the “Borrower”),

from

BANK OF AMERICA, N.A. (the “Bank”)

October 8, 2010

BORROWER’S DOCUMENTS (to be delivered by the Borrower or its respective counsel)

1.	Secretary’s Bring Down Certificate Regarding Incumbency, Authorizing Resolutions, Bylaws and Articles of Incorporation

2.	Certificate of Good Standing

3.	Payment of Upfront Fees, Agents Fees and Arrangement Fees (Disbursement Authorization attached)

BANK’S DOCUMENTS (to be delivered by Bank or its Counsel)

4.	Fourth Amendment to Credit Agreement

5.	Allonges to Promissory Notes

6.	RSA 399-B Disclosure Statement